                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                              EVERGREEN SOLAR INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,                    SIX MONTHS
                                                           --------------------------------------------------------       ENDED
                                                             1999        2000        2001        2002        2003     JUNE 30, 2004
                                                           --------    --------    --------    --------    --------   ------------
Net loss                                                   $ (2,932)   $ (5,205)   $(12,477)   $(13,199)   $(14,974)  $    (10,965)

    Fixed charge: Interest portion of operating leases (A)       47         130         206         167         169             91
                                                           --------    --------    --------    --------    --------   ------------

Net loss plus fixed charges                                  (2,885)     (5,075)    (12,271)    (13,032)    (14,805)       (10,874)
                                                           ========    ========    ========    ========    ========   ============

    Total fixed charges                                          47         130         206         167         169             91
                                                           ========    ========    ========    ========    ========   ============

Ratio of earnings to fixed charges                               (B)         (B)         (B)         (B)         (B)            (B)
                                                           ========    ========    ========    ========    ========   ============
Supplemental information:
    Additional earnings required to achieve 1:1 ratio
        of earnings to fixed charges                       $  2,932    $  5,205    $ 12,477    $ 13,199    $ 14,974   $     10,965
                                                           ========    ========    ========    ========    ========   ============

(A)   Represents an approximate interest factor of 1/3 of operating rentals

(B) Earnings are inadequate to cover fixed charges; additional earnings required presented in supplemental information in above table